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                                PRESS RELEASE

                             FOR IMMEDIATE RELEASE


                GULFMARK OFFSHORE, INC. ANNOUNCES SALE OF VESSEL
                           and NEW CONSTRUCTION CONTRACT

HOUSTON, TX., August 7, 2000 -- GulfMark Offshore, Inc. (NASDAQ:GMRK) today announced the sale of its 1982 built vessel, the Highland Fortress. Total proceeds from the sale were approximately $8.5 million. The resulting gain on the sale is approximately $3.6 million before taxes and will be reflected in the Company's third quarter results. The new owner of the vessel is expected to take the vessel out of the North Sea where it will be used in a cable project.

In anticipation of the sale of the Fortress, the Company recently completed negotiations for the construction of a newbuild platform supply vessel plus an option for a second vessel with the Aker Brattvaag Group, Norway. The vessels will be similar to the Company's 1998 built lengthened UT755, the Highland Rover. The 236 foot vessels will be equipped with an advanced dynamic positioning system, expanded accommodations and a moon pool for the launching of remotely operated vehicles (ROVs). Total cost of construction of the first vessel is expected to be less than $15 million, with delivery expected during the third quarter of 2001.

Bruce Streeter, President and Chief Operating Officer, said "The Highland Fortress has been a reliable vessel for the Company over the years. The timing of the sale and the ability to replace the Fortress with a new vessel that contains significantly more features coincides with the Company's plan to continually upgrade our fleet. Furthermore, with the Fortress leaving the oil service industry, the addition of the newbuild vessel will have a neutral effect on the worldwide fleet."

GulfMark Offshore, Inc. provides marine transportation services to the energy industry with a fleet of fifty (50) offshore support vessels, primarily in the North Sea, offshore Southeast Asia and Brazil.



Contact:   Edward A. Guthrie, Executive Vice President & CFO
           (713) 963-9522



This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 which involve known and unknown risk, uncertainties and other factors. Among the factors that could cause actual results to differ materially are: prices of oil and gas and their effect on industry conditions; industry volatility; fluctuations in the size of the offshore marine vessel fleet in areas where the Company operates; changes in competitive factors; and other material factors that are described from time to time in the Company's filings with the SEC. Consequently, the forward-looking statements contained herein should not be regarded as representations that the projected outcomes can or will be achieved.


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